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                                                                    EXHIBIT 99.1

Contact:                                                      Contact:
John Murzycki                                                 Ian Bailey
Network Engines, Inc.                                         FD Morgen-Walke
(781) 332-1914                                                (212) 850-5600
john.murzycki@networkengines.com                              ibailey@fdmw.com
--------------------------------                              ----------------


         Network Engines Reports Improved Results for its Second Quarter

                   Sixth Consecutive Quarter of Revenue Growth


Canton, MA., April 24, 2003 - Network Engines (Nasdaq:NENG), a leading development, manufacturing and distribution partner for storage and security software and equipment providers, today reported a significant improvement in financial results for its second quarter ended March 31, 2003. This is the first full quarter of consolidated financial results that include the acquisition of TidalWire Inc., which was completed on December 27, 2002. These results are reported in accordance with Generally Accepted Accounting Principles ("GAAP").

Second quarter fiscal 2003 financial highlights include:

     o An increase to $19.4 million in net revenues, compared to $6.0 million in the prior quarter. TidalWire operations accounted for $10.2 million of this net revenue total.

     o Gross margin of 20.9 percent, compared to 22.6 percent in the previous quarter. The margin reflects a full quarter of distribution revenues, which have lower margins than appliance revenues.

     o A net loss of $684,000, or a loss of $0.02 per share, compared to a net loss of $2.2 million, or a loss of $0.07 per share, in the quarter ended December 31, 2002. The net loss for the prior quarter included $914,000 of restructuring and other charges for unused leased facilities.

     o Cash and cash equivalents totaled $38.8 million at the close of the quarter.

For the quarter ended March 31, 2003, Network Engines reported net revenues of $19.4 million, a significant increase from $3.0 million reported in the second quarter of fiscal 2002. This increase was due to both the consolidation of TidalWire revenues for the first full quarter and the growth in Network Engines' server appliance business. Net loss was $684,000, or a loss of $0.02 per share, a significant improvement compared to a net loss of $2.9 million, or a loss of $0.09 per share, in the fiscal 2002 second quarter.

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Revenue for the second quarter of fiscal 2003 consisted of $9.2 million from server appliance sales to Independent Software Vendors ("ISVs") and Original Equipment Manufacturer ("OEM") customers and $10.2 million from distribution operations. Sales to a single customer were 42 percent of total net revenues in the second quarter, compared to 82 percent of total net revenues in the quarter ended December 31, 2002.

"Our results this quarter were particularly encouraging given the time and effort expended toward integrating TidalWire and Network Engines operations," said John Curtis, president and CEO of Network Engines. "Our new distribution capabilities have significantly enhanced our ability to provide a full range of services to our partners. We have diversified our customer base and revenue sources while continuing to grow our strong relationships with leading Independent Software Vendors, OEM customers and value-added resellers."

During the quarter ended December 31, 2002, Network Engines completed its acquisition of TidalWire, a specialist distributor of storage networking products serving a customer base of over 500 systems integrators, value-added resellers, service and solution providers. This distribution capability allows Network Engines to provide its appliance partners with a unique combination of services, including engineering, manufacturing, fulfillment, distribution, and post sales support.

"We are pleased that results for the quarter exceeded our expectations," said Doug Bryant, vice president of finance and administration and Chief Financial Officer. "The integration of the TidalWire operations is proceeding well and we are achieving the synergies that we expected when we announced the acquisition."

Company Offers Financial Guidance

Based on current forecasts, the Company anticipates net revenues in the third fiscal quarter ending June 30, 2003 will be between $22 million and $24 million. The Company expects net revenues from server appliance sales to be between $11.5 million and $12.5 million and net revenues from distribution operations to be between $10.5 million and $11.5 million. The Company anticipates third quarter gross margins will be between 19.5 percent and 21.5 percent, depending on sales volumes and the mix of business during the quarter. Operating expenses in the third quarter are expected to increase to between $5 million and $5.3 million.

On a GAAP basis, the Company expects a net loss of between $200,000 and $500,000, or approximately $0.01 per share for the third quarter. This projected net loss includes approximately $254,000 for the amortization of intangible assets related to the TidalWire acquisition and $245,000 of stock compensation expense.

The cash position at the end of the third quarter is expected to be between $33 million and $35 million. This projected decrease in cash is primarily due to increased investments in working capital due to the growth of the business.

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Conference Call

Network Engines will host a conference call today at 5:00 p.m. ET to discuss the fiscal 2003 second quarter results. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

About Network Engines

Network Engines (NASDAQ: NENG) is a leading development, manufacturing and distribution partner for storage and security software and equipment providers worldwide. The company works with its software partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications. Network Engines distribution operations offers a full compliment of appliances, complimentary products and components to a growing customer base of value added resellers and systems integrators who provide storage and security networking solutions to the Enterprise. Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services visit www.networkengines.com.

                                       ###

Safe Harbor and Forward-Looking Statements

Statements in this press release regarding Network Engines' future financial performance including statements regarding future revenue, gross margins, operating expenses, net loss and cash position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2002 and most recent Form 10-Q for the quarter ended December 31, 2002 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

Network Engines, the Network Engines logo, TidalWire, the TidalWire logo, ApplianceEngine 1000, ApplianceEngine 3000, ApplianceEngine 5000, are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.

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                              Network Engines, Inc.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                    Three Months Ended                        Six Months Ended
                                    ----------------------------------------------- ----------------------------------
                                        March 31,      December 31,     March 31,                March 31,
                                          2003            2002            2002             2003              2002
                                    ---------------  --------------  --------------  ---------------- -----------------
Net revenues                               $19,427        $ 5,988           $ 3,034         $ 25,415          $  5,135

Cost of revenues                            15,366          4,636             2,767           20,002             4,912
                                    ---------------  --------------   -------------- ---------------- -----------------

   Gross profit                              4,061          1,352              267            5,413               223

Operating expenses:
   Research and development                    917            794            1,258            1,711             2,803
   Selling and marketing                     1,564            875              790            2,439             1,972
   General and administrative                1,899            983            1,469            2,882             2,646
   Stock compensation                          279            192              168              471             3,835
   Amortization of intangible assets           254              -                -              254                 -
   Restructuring and other charges             (30)           914                -              884                 -
                                    ---------------  --------------   -------------- ---------------- -----------------

     Total operating expenses                4,883          3,758            3,685            8,641            11,256


Loss from operations                          (822)        (2,406)          (3,418)          (3,228)          (11,033)
Other income                                   138            227              522              365               946
                                    ---------------  --------------   -------------- ---------------- -----------------

Net loss                                   $  (684)       $(2,179)         $(2,896)         $(2,863)         $(10,087)
                                    ===============  ==============   ============== ================ =================

Net loss per share - basic and
diluted                                    $ (0.02)       $ (0.07)         $ (0.09)         $ (0.09)         $  (0.30)
                                    ===============  ==============   ============== ================ =================

Shares used in computing basic and
diluted net loss per share                  33,524         30,590           32,847           32,050            33,180


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                              Network Engines, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                               March 31,    September 30,
                                                                 2003           2002
                                                              (unaudited)
                                                            -------------- ---------------
ASSETS

Current assets:

  Cash and cash equivalents                                   $  38,846         $  46,552
  Short-term investments                                              -             8,546
  Restricted cash                                                    47             1,098
  Accounts receivable, net                                       12,707             2,729
  Inventories                                                     5,876             1,956
  Other current assets                                            1,077             1,065
                                                            -------------- ---------------

  Total current assets                                           58,553            61,946

Property and equipment, net                                       2,038             2,236
Goodwill                                                          7,753                 -
Intangible Assets                                                 4,817                 -
Other assets                                                         54                28
                                                            -------------- ---------------

  Total assets                                                $  73,215         $  64,210
                                                            ============== ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable                                            $   7,945         $   1,474
  Accrued liabilities                                             2,348             1,468
  Current portion of accrued restructuring and other
   charges                                                          569               355
  Deferred revenue                                                  314                23
  Current portion of capital leases and notes payable                 3                14
                                                            -------------- ---------------


 Total current liabilities                                       11,179             3,334

Long-term portion of accrued restructuring and other
charges                                                             434                 -

Stockholders' equity:

  Common stock                                                      363               357
  Treasury stock                                                 (2,838)           (4,707)
  Additional paid-in capital                                    175,431           174,252
  Deferred stock compensation                                     (928)            (1,185)
  Stockholder notes receivable                                        -              (281)
  Accumulated other comprehensive income                              -                 3
  Accumulated deficit                                          (110,426)         (107,563)
                                                            -------------- ---------------

 Total stockholders' equity                                     61,602             60,876

                                                            -------------- ---------------

  Total liabilities and stockholders' equity                  $  73,215         $  64,210
                                                            ============== ===============